LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell (LYB) manages operations through five operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia, International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; and 5) Technology.

This information should be read in conjunction with our Earnings Release for the period ended March 31, 2026, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Operating income (loss)	$142	$(32)	$85
EBITDA	327	162	251
Identified items: Cash Improvement Plan costs	—	2	—
EBITDA excluding identified items(a)	327	164	251
(a) See "Information Related to Financial Measures" for a discussion of the company's use of non-GAAP financial measures and Table 6 for reconciliations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations.

Three months ended March 31, 2026 versus three months ended December 31, 2025 - EBITDA increased $165 million, or $163 million excluding identified items versus the fourth quarter 2025, driven by higher integrated margin from pricing actions following year‑end destocking and global supply disruptions with favorable olefins feedstock dynamics. Results also benefitted from operating flexibility, including higher rates and optimized production, enabled by Value Enhancement Program projects executed over the last three years. Compared to the prior period, olefins results increased approximately $75 million driven by stronger product pricing and favorable feedstock costs. The company's ethylene crackers operated at maximum rates, with the raw materials being approximately 75% ethane and 25% other natural gas liquids. Combined polyolefins results increased approximately $60 million driven by a recovery in polyethylene pricing across domestic and export markets driven by supply constraints. Results increased approximately $30 million from the combined impact of last-in, first-out ("LIFO") inventory valuation and annual compensation accrual changes compared to the fourth quarter 2025.

Three months ended March 31, 2026 versus three months ended March 31, 2025 - EBITDA increased $76 million versus the first quarter 2025. Olefins results increased approximately $40 million from the absence of planned and unplanned downtime. Combined polyolefin results increased approximately $35 million driven by lower feedstock costs partially offset by weaker polypropylene margins from high monomer cost.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Operating loss	$(68)	$(211)	$(23)
EBITDA	(35)	(95)	17
Identified items: Asset write-downs	15	17	—
Identified items: Cash Improvement Plan costs	—	1	—
Identified items: Site closure costs	4	7	—
Identified items: European transaction costs	10	9	—
EBITDA excluding identified items	(6)	(61)	17

Three months ended March 31, 2026 versus three months ended December 31, 2025 - EBITDA increased $60 million, or $55 million excluding identified items, compared to the fourth quarter 2025. Compared to the prior period, olefins results increased approximately $10 million due to improved volumes with less planned downtime, partially offset by declining margins from an increase in feedstock price. The company's ethylene crackers operated at approximately 80% of capacity with about 15% of the raw materials derived from non-naphtha feedstocks. Combined polyolefins results increased approximately $85 million compared to the prior period driven by higher margins on pricing power from feedstock and supply chain disruptions. A decrease in losses from joint venture equity income increased EBITDA by approximately $20 million. Results decreased $67 million as we recognized a gain from sale of European emissions credit in the fourth quarter 2025.

Three months ended March 31, 2026 versus three months ended March 31, 2025 - EBITDA decreased $52 million, or $23 million excluding identified items compared to the first quarter 2025. Compared to the prior period, olefins results were relatively flat. Combined polyolefins results decreased approximately $15 million due to lower polymers volumes on lower demand. Joint venture equity income decreased approximately $10 million due to lower volumes from planned downtime.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Operating income (loss)	$118	$92	$(9)
EBITDA	224	195	94
Identified items: Cash Improvement Plan costs	—	1	—
Identified items: Site closure costs	—	9	117
EBITDA excluding identified items	224	205	211

Three months ended March 31, 2026 versus three months ended December 31, 2025 - EBITDA increased $29 million compared to the fourth quarter 2025 or $19 million excluding identified items recognized in the fourth quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $35 million due to improved pricing and increased demand. Intermediate Chemicals results increased approximately $20 million primarily due to improved styrene margins and higher methanol volumes. Oxyfuels & Related Products results decreased approximately $85 million due to lower octane premiums coupled with lower volumes from lower demand. Results increased approximately $40 million from the combined impact of LIFO inventory valuation and annual compensation accrual changes compared to the fourth quarter 2025.

Three months ended March 31, 2026 versus three months ended March 31, 2025 - EBITDA increased $130 million compared to the first quarter 2025 or $13 million excluding shutdown costs of $117 million associated with the Dutch PO joint venture in the first quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $50 million due to improved margins on lower feedstock costs. Intermediate Chemicals results decreased approximately $40 million due to lower volumes on unplanned downtime and decreased methanol margins. Oxyfuels & Related Products were relatively flat.

Advanced Polymer Solutions (APS) - Our APS segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites and colors.

Table 4 - APS Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Operating income (loss)	$38	$(5)	$17
EBITDA	58	17	46
Identified items: Cash Improvement Plan costs	—	1	—
Identified items: Site closure costs	—	20	—
EBITDA excluding identified items	58	38	46

Three months ended March 31, 2026 versus three months ended December 31, 2025 - Compared to the fourth quarter 2025, EBITDA increased $41 million or $20 million excluding identified items, due to higher volumes on seasonal demand. Results decreased approximately $15 million from the combined impact of LIFO inventory valuation and annual compensation accrual changes compared to the fourth quarter 2025.

Three months ended March 31, 2026 versus three months ended March 31, 2025 - Compared to the first quarter 2025, EBITDA increased $12 million due to improved margins partially offset by lower volumes.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 5 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Operating income	$7	$69	$42
EBITDA	18	80	52

Three months ended March 31, 2026 versus three months ended December 31, 2025 - EBITDA decreased $62 million relative to the fourth quarter 2025. Compared to the prior period, licensing revenue decreased significantly as a lower number of contracts with lower average value reached revenue milestones.

Three months ended March 31, 2026 versus three months ended March 31, 2025 - EBITDA decreased $34 million relative to the first quarter 2025. Licensing revenue decreased compared to the prior period as contracts with lower average values reached significant milestones. Catalyst margins decreased as a result of higher variable costs, from lower operating rates in the first quarter of 2026, compared to the first quarter of 2025.
Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $269 million during the first quarter 2026. At the end of the quarter, cash and liquid investment balances were $2.6 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 323 million common shares outstanding as of March 31, 2026. The company paid dividends of $224 million and did not repurchase shares during the first quarter 2026.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA exclusive of identified items provides useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations. Asset write-downs include impairments of goodwill and impairments of long-lived assets. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced plans to sell select olefins and polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"). In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our Intermediates & Derivatives ("I&D") segment. Additionally, we recognized shutdown and employee-related charges related to sites in our Advanced Polymer Solutions ("APS") and Olefins & Polyolefins – Europe, Asia, International ("O&P-EAI") segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Table 6 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment
	Three Months Ended
Millions of U.S. dollars	March 31, 2026	December 31, 2025	March 31, 2025
EBITDA:
Olefins & Polyolefins - Americas	$327	$162	$251
Olefins & Polyolefins - EAI	(35)	(95)	17
Intermediates & Derivatives	224	195	94
Advanced Polymer Solutions	58	17	46
Technology	18	80	52
Other, including intersegment eliminations	(6)	(9)	(1)
Discontinued operations	(18)	(5)	196
EBITDA	$568	$345	$655

Identified items:
add: Asset write-downs(a):
Olefins & Polyolefins - EAI	$15	$17	$—
add: Cash Improvement Plan costs:
Olefins & Polyolefins - Americas	—	2	—
Olefins & Polyolefins - EAI	—	1	—
Intermediates & Derivatives	—	1	—
Advanced Polymer Solutions	—	1	—
add: Site closure costs:
Olefins & Polyolefins - EAI	4	7	—
Intermediates & Derivatives	—	9	117
Advanced Polymer Solutions	—	20	—
add: European transaction costs:
Olefins & Polyolefins - EAI	10	9	—
less: Discontinued operations	18	5	(196)
Total Identified items:	$47	$72	$(79)

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$327	$164	$251
Olefins & Polyolefins - EAI	(6)	(61)	17
Intermediates & Derivatives	224	205	211
Advanced Polymer Solutions	58	38	46
Technology	18	80	52
Other, including intersegment eliminations	(6)	(9)	(1)
EBITDA excluding Identified items	$615	$417	$576

(a) Include asset write-downs in excess of $10 million in aggregate for the period.